CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of Kinder Morgan Energy Partners, L.P. of our report dated April 24, 1997 relating to the balance sheet of Kinder Morgan G.P., Inc., which appears in such Prospectus. We also consent to the references to us under the heading "EXPERTS" in such Prospectus.




PRICE WATERHOUSE LLP
Houston, Texas
April 24, 1997